Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Independent Bank Corp.:
We consent to the use of our report dated March 10, 2009, with respect to the consolidated balance sheet of Independent Bank Corp. as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Independent Bank Corp. and to the reference to our firm under the caption “Experts” incorporated herein by reference.
/s/ KPMG LLP
Boston, Massachusetts
August 19, 2010